EXHIBIT 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10).  Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Execution Copy

RESEARCH COLLABORATION AND OPTION AGREEMENT

between

MEDIMMUNE, LLC

and

SERES THERAPEUTICS, INC.

RESEARCH COLLABORATION AND OPTION AGREEMENT

This RESEARCH COLLABORATION AND OPTION AGREEMENT (the “Agreement”) is made as of the date of last signature hereunder (the “Effective Date”), by and between MedImmune, LLC., a limited liability company organized and existing under the laws of Delaware, having an office located at One MedImmune Way Gaithersburg, MD 20878, USA (“MedImmune”), and Seres Therapeutics, Inc., a corporation incorporated and existing under the laws of the State of Delaware, having an office located at 200 Sidney Street, Cambridge, MA 02139, USA (“Seres”).  MedImmune and Seres are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seres is developing, and owns or controls certain patent rights, technology, know-how and other intellectual property relating to medicinal products to treat diseases resulting from functional deficiencies in the microbiome;

WHEREAS, the Parties wish to collaborate with one another in respect of the research of the role of the microbiome in cancer and cancer treatments; and

WHEREAS, each Party wishes to obtain, and the other Party is willing to grant, certain licenses under intellectual property controlled by the other Party in connection with such research, including certain licenses thereunder to enable each Party and its Affiliates and sublicensees to research and develop products related thereto, subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE in consideration of the foregoing and the mutual agreements set forth below, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1Definitions.  The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the respective meanings either set forth below or another part of this Agreement.

“Affiliate” of a Party means an entity that (directly or indirectly) is controlled by, controls, or is under common control with such Party where control means the direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors, or such other relationship as results in the power to control the management, business, assets, and affairs of an entity.

“Agreement” has the meaning set forth in the preamble hereto.

“Bankruptcy Code” means, as applicable, the U.S. Bankruptcy Code, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder or the bankruptcy laws of any Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder or any applicable bankruptcy laws of any other country or competent Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder.

“BLA” means (i) in the United States, a Biologics License Application, as defined in the United States Public Health Service Act (42 U.S.C. § 262), and applicable regulations promulgated thereunder by the FDA, or any equivalent application that replaces such application, (ii) in the EU, a marketing authorization application, as defined in applicable regulations of the EMA, and (iii) in any other country, the relevant equivalent to the foregoing.

“Business Combination” has the meaning set forth in Section 14.3.

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York, are authorized or obligated by applicable Law to close.

“Calendar Quarter” means, with respect to any given Calendar Year, the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Calendar Year” means each successive period of twelve (12) consecutive months commencing on January 1 and ending on December 31.

“Claim” means any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

“Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and an institutional review board or ethics committee, and is designed to measure the safety and/or efficacy of a product.

“CMC” means the chemistry, manufacturing, and controls sections (together with all supporting documentation and records) of any BLA or the comparable portions of other applications for Regulatory Approval.

“Confidential Information” means any and all technical, business or other Information, or data of a Party or its Affiliates provided orally, visually, in writing, graphically, electronically, or in another form by or on behalf of such Party or its Affiliates to the other Party or its Affiliates in connection with this Agreement, including the terms of this Agreement, any Microbiome Oncology Product or MedImmune Study Product, any exploitation of any Microbiome Oncology Product or MedImmune Study Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory or business affairs or other activities of either Party.  Information within the Joint Intellectual Property Rights shall be deemed to be the Confidential Information of both Parties.

“Controlled” or “Control”, when used in reference to any intellectual property, intellectual property right, material, know-how or information, means the legal authority or right of a Party hereto (or its Affiliates) to: (i) grant, or procure the grant of, a license or sublicense, to the extent provided for herein, of the intellectual property, intellectual property right, material, know-how or information to the other Party; or (ii) in relation to material, know-how and information only, disclose or provide access to, to the extent provided for herein, such material, know-how or information to the other Party, and in each case without (1) breaching the terms of any agreement with a Third Party, (2) misappropriating the material, know-how or information of a Third Party, or (3) triggering a payment obligation that the other Party has not agreed in writing to bear with respect to its practice of a sublicense thereunder or access thereto.

‑2‑

“CPI” means the Consumer Price Index – Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the United States.

“Disclosing Party” has the meaning set forth in Section 10.1.

“Dispute” has the meaning set forth in Section 13.1.

“DMF” has the meaning set forth in Section 4.6.

“Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“Enforcing Party” has the meaning set forth in Section 9.3.3.

“European Union” or “EU” means, at any given time during the Term, the then current member states of the European Union.

“Exclusive Option Negotiation Period” has the meaning set forth in Section 6.3.1.

“Exclusivity Period” means the period commencing on the Effective Date and ending on the later of (a) three (3) years after the Effective Date or (b) [***].

“FD&C Act” means the United States Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

“FDA” means the U.S.  Food and Drug Administration, or any successor agency thereto.

“Field” means the treatment of cancer, [***].

“FTE Costs” of an activity within a period of time means [***] by a Party’s or its Affiliate’s employees on such activity during such period, multiplied by the FTE Rate, provided, however, that no amount shall be included in FTE Costs with respect to (i) [***] (or such other number as may be agreed by the Parties), (ii) [***] or (iii) [***].

“FTE Rate” means, with respect to a Party’s or its Affiliate’s employees performing Development activities under this Agreement, a rate equal to $[***] per year, subject to an annual percentage increase starting on January 1, 2020 equal to the percentage increase in the CPI reported for the immediately preceding Calendar Year.

“Grant” has the meaning set forth in Section 6.3.2(i).

“Good Clinical Practices” or “GCP” means the then-current standards, practices, and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice:  Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices, and procedures

‑3‑

promulgated by the EMA or other Regulatory Authority applicable to the Territory, as such standards, practices, and procedures may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by the EMA or other Regulatory Authority applicable to the Territory, as such standards may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

“Good Manufacturing Practices” or “GMP” means the standards relating to current Good Manufacturing Practices for fine chemicals, API, intermediates, bulk products or finished pharmaceutical products set forth in (i) 21 U.S.C. 351(a)(2)(B), in FDA regulations at 21 C.F.R. Parts 210 and 211 and in The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products, or (ii) the ICH Guidelines relating to the manufacture of active ingredients and finished pharmaceuticals, as such standards may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

“Good Pharmacovigilance Practices” or “GVP” means, in addition to the provisions under the Pharmacovigilance Agreement, all applicable good pharmacovigilance practices promulgated and published by the FDA, EMA or any other applicable Regulatory Authority including, as applicable, major pharmacovigilance process and product and/or population specific considerations as defined in (a) European Commission Regulation code relating to medicinal products for human use, Directives 2010/84/EU and 2012/26/EU, as well as by the Commission Implementing Regulation (EU) No 520/2012 on the Performance of Pharmacovigilance Activities provided for in Regulation (EC) No 726/2004 and Directive 2001/83/EC, Title IX and Article 108a(a) and principles detailed in the ICH guidelines for pharmacovigilance as well as (b) principles detailed in the United States 21 CFR and Guidance for Industry Good Pharmacovigilance Practices and Pharmacoepidemiological Assessment.

“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“ICH Guidelines” means the guidelines of the ICH.

“IND” means an Investigational New Drug Application (as such term is defined in the FD&C Act and the regulations promulgated thereunder), Clinical Trial Authorisation (as such term is defined in the Directive 2001/20/EC, as amended) clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations that is filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

“Indemnified Party” has the meaning set forth in Section 11.3.1.

‑4‑

“Indemnifying Party” has the meaning set forth in Section 11.3.1.

“Indirect Tax” means VAT, sales taxes, consumption taxes and other similar taxes required by Law to be disclosed on the invoice.

“Individual Program Option” has the meaning set forth in Section 6.1.

“Information” means all technical, scientific and other know-how and information, inventions, discoveries, trade secrets, knowledge, technology, means, methods, processes, formulations, practices, formulae, instructions, skills, techniques, procedures, experiences, expressed ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results, materials (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical, and analytical), pre-clinical, clinical, safety, manufacturing and quality control data and information (including study designs and protocols), and assays and biological methodology, in each case, whether or not confidential, proprietary or patentable, and in written, electronic, or any other form now known or hereafter developed.

“Invention” means any new invention or discovery that is first conceived or made during the Term and as a result of or in connection with the activities performed pursuant to this Agreement.

“Joint Intellectual Property Rights” has the meaning set forth in Section 9.1.3.

“Joint Patents” has the meaning set forth in Section 9.1.3.

“Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1.

“Knowledge” means, with respect to a Party, the actual knowledge of the directors, senior managers, and key employees of such Party.

“Laws” means all laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

“License Option Exercise Notice” has the meaning set forth in Section 6.2.

“Losses” means any and all damages (including, but not limited to, all loss of profits, diminution in value, and incidental, indirect, consequential, special, reliance, exemplary, punitive, statutory, and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, and expenses (including, but not limited to, court costs, interest, and reasonable fees of attorneys, accountants, and other experts) incurred by or awarded to Third Parties and required to be paid to Third Parties with respect to a Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented out-of-pocket costs and expenses incurred in contesting any Third Party Claim or complying with any judgments, orders, decrees, stipulations, and injunctions that arise from or relate to a Third Party Claim.

“[***]” has the meaning set forth in the [***] Collaboration definition.

‑5‑

“[***] Collaboration” means [***], as such agreement may be amended from time to time.

“MedImmune” has the meaning set forth in the preamble hereto.

“MedImmune Arising Inventions and Information” means all Inventions and Information which are conceived, discovered, or otherwise made by or on behalf of the Parties (or their Affiliates or sublicensees), whether solely or jointly, in the course of performing activities pursuant this Agreement, including the conduct of Clinical Trials pursuant to the Research Plan, which are [***] and are neither (i) [***] nor (ii) [***]. MedImmune Arising Inventions and Information shall further include all Inventions and Information which are conceived, discovered, or otherwise made by or on behalf of the Parties (or their Affiliates or sublicensees), whether solely or jointly, in the course of performing activities pursuant to this Agreement and that are [***] but are neither (A) [***] nor (B) [***].

“MedImmune Excluded [***] Know-How” means all Information Controlled by MedImmune or its Affiliates as of the Effective Date of this Agreement or from time to time during the Term that [***].

“MedImmune Know-How” means all Information Controlled by MedImmune or its Affiliates as of the Effective Date of this Agreement or from time to time during the Term that is necessary or reasonably useful for the performance of the research activities in accordance with the Research Plan, except that MedImmune Know-How excludes MedImmune Excluded [***] Know-How.

“MedImmune Patents” means all Patents except for the Joint Patents that (i) are Controlled by MedImmune or its Affiliates as of the Effective Date of this Agreement or from time to time during the Term (including without limitations Patents which claim or cover the MedImmune Arising Inventions and Information), and (ii) claim or cover inventions, the practice of which are otherwise necessary or reasonably useful for the performance of the research activities in accordance with the Research Plan.

“MedImmune Study Products” means those therapeutic products owned or Controlled by MedImmune and that are the subject of the research activities (including [***]) to be conducted under the Research Plan and that are not Microbiome Oncology Products.

“Microbiome Oncology Collaboration Option” has the meaning set forth in Section 6.1.

“Microbiome Oncology Product” means any product for which the active ingredient is a  Microbiome Product which is specifically designed by Seres during the Term for use in the Field.

“Microbiome Product” means a product consisting of a [***], and in any formulation or composition.

“Microbiome Technology” means all Information and/or Inventions, whether or not patented or patentable, comprising or relating to (a) the composition of matter, formulation or method of use or manufacture, of a Microbiome Product, (b) [***], (c) [***], and/or (d) the prevention or treatment of diseases and conditions through use of a Microbiome Product.  Microbiome Technology includes without limitation [***].

‑6‑

“[***]” has the meaning set forth in the [***] Collaboration definition.

“[***] Collaboration” means the [***], as such agreement may be amended from time to time.

“Non-Enforcing Party” has the meaning set forth in Section 9.3.3.

“Non-Product Option” has the meaning set forth in Section 6.1.

“Notice of Dispute” has the meaning set forth in Section 13.1.

“Options” has the meaning set forth in Section 6.1.

“Option Period” has the meaning set forth in Section 6.2.

“Party” or “Parties” has the meaning set forth in the preamble hereto.

“Patents” means (a) all national, regional, and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and requests for continued examinations, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, innovation patents, petty patents and design patents, and certificates of invention, (d) any and all revalidations, reissues, re-examinations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)), and (e) all international equivalents of the foregoing.

“[***]” has the meaning set forth in the [***] Collaboration definition.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, foundation, joint venture or other similar entity, organization or combination thereof, including a government or political subdivision, department, or agency.

“[***]” means [***].

“Pricing Approval” means the governmental approval, agreement, determination or decision establishing prices for a therapeutic product that can be charged in regulatory jurisdictions where the applicable Regulatory Authorities or other governmental authorities approve or determine the price of pharmaceutical products.

“Prior CDA” has the meaning set forth in Section 14.10.

“Publication” has the meaning set forth in Section 10.5.

“Receiving Party” has the meaning set forth in Section 10.1

‑7‑

“Regulatory Approval” means, with respect to any therapeutic product in any country or regulatory jurisdiction, any and all approvals from the applicable Regulatory Authority sufficient for the import, distribution, marketing, use, offering for sale, and sale of such product for use in the Field in such country or jurisdiction in accordance with applicable Laws, but excluding any applicable Pricing Approvals.

“Regulatory Authority” means any national or supranational Governmental Authority (including, without limitation, the FDA and EMA) which has regulatory responsibility and authority in one or more countries for review and approval of Development and Commercialization of therapeutic products.

“Regulatory Filing” means any and all regulatory applications and/or related documentation submitted on or before the date hereof, or any time during the Term, to a Regulatory Authority with respect to a therapeutic product in connection with the initiation or conduct of Clinical Trials, and/or to seek Regulatory Approval for such product in the Field, including, without limitation, any INDs, drug master files, manufacturing master files, BLAs, or any supplements thereto.

“Relevant Third Party Assets and Intellectual Property Rights” has the meaning set forth in Section 14.3.1.

“Research Plan” means the mutually agreed research plan setting forth all research activities (including without limitation Clinical Trials) to be performed by Seres and/or MedImmune.

“Research Plan Data” has the meaning set forth in Section 4.6.

“Resultant Entity” has the meaning set forth in Section 14.3.

“Senior Officers” has the meaning set forth in Section 13.1.

“Seres” has the meaning set forth in the preamble hereto.

“Seres Arising Inventions and Information” means all Inventions and Information which are conceived, discovered, or otherwise made by or on behalf of the Parties (or their Affiliates or sublicenses), whether solely or jointly, in the course of performing activities pursuant to this Agreement, including the conduct of Clinical Trials pursuant to the Research Plan, which are [***] but not [***]. Seres Arising Inventions and Information shall further include all Inventions and Information which are conceived, discovered, or otherwise made by or on behalf of the Parties (or their Affiliates or sublicenses), whether solely or jointly, in the course of performing activities pursuant to this Agreement and (i) that are [***], or (ii) that are [***], but in each case that are not [***].

“Seres Know-How” means all Information Controlled by Seres or its Affiliates as of the Effective Date of this Agreement or from time to time during the Term that is necessary or reasonably useful for the (i) performance of the research activities in accordance with the Research Plan and/or (ii), solely for the purposes of Article 6, further development and commercialization of Microbiome Oncology Products, except that Seres Know-How excludes Seres Excluded [***] Know-How.

‑8‑

“Seres Excluded [***] Know-How” means all Information Controlled by Seres or its Affiliates as of the Effective Date of this Agreement or from time to time during the Term that [***].

“Seres Patents” means all Patents except for the Joint Patents that (i) are Controlled by Seres or its Affiliates as of the Effective Date of this Agreement or from time to time during the Term (including without limitation Patents which claim or cover the Seres Arising Information and Inventions), and (ii) claim or cover inventions, the practice of which are otherwise necessary or reasonably useful for the (y) performance of the research activities in accordance with the Research Plan and/or (z), solely for the purposes of Article 6, further development and commercialization of Microbiome Oncology Products.

“Seres R&D Costs” means (i) FTE Costs incurred by or on behalf of Seres or its Affiliates in the performance of its activities in accordance with the Research Plan, as applicable, and (ii) amounts paid by Seres [***] to Third Parties for goods and services required in order for Seres to perform such activities, in both case (i) and (ii) excluding (a) any FTE Costs incurred by or on behalf of Seres or its Affiliates with respect to activities under the [***] Collaboration and [***] Collaboration and (b) amounts paid by Seres [***] to Third Parties with respect to activities under the [***] Collaboration and [***] Collaboration, in both case (a) and (b).

“Term” has the meaning set forth in Section 12.1.

“Territory” means the entire world.

“Third Party” means any entity other than MedImmune, Seres, and their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 11.3.1.

“United States” or “U.S.”  means the United States of America, including its territories and possessions.

ARTICLE 2
GRANT OF LICENSE AND RIGHTS; EXCLUSIVITY

2.1Licenses Granted.

2.1.1License to MedImmune.  Subject to the terms and conditions of this Agreement, including without limitation Section 2.2 hereof, Seres hereby grants to MedImmune, and MedImmune accepts, a non–exclusive, royalty-free license, with the right to grant sublicenses as provided in 2.1.2, under the Seres Patents, the Seres Know-How, and Seres Arising Inventions and Information, solely to perform the activities assigned to MedImmune under the Research Plan.

2.1.2Sublicensing by MedImmune.  MedImmune shall have the right to grant sublicenses of the rights granted to it by Seres under Section 2.1.1 to its Affiliates without Seres’ prior consent and to Third Parties performing activities as independent contractors on behalf of MedImmune; provided, however, that MedImmune shall ensure that the terms of any sublicense granted pursuant to this Section 2.1.2 are consistent with the terms and conditions of this Agreement.  MedImmune shall at all times remain responsible for, and shall be liable under

‑9‑

this Agreement with respect to, any breach of this Agreement resulting directly or indirectly from the performance by its Affiliates and Third Parties under any such sublicense(s).

2.1.3License to Seres.  Subject to the terms and conditions of this Agreement, MedImmune hereby grants to Seres, and Seres accepts, a non–exclusive, royalty-free license, with the right to grant sublicenses as provided in 2.1.4, under the MedImmune Patents, MedImmune Know-How, and MedImmune Arising Inventions and Information, solely to perform the activities assigned to Seres under the Research Plan.

2.1.4Sublicensing by Seres.  Seres shall have the right to grant sublicenses of the rights granted to it by MedImmune under Section 2.1.3 to its Affiliates without MedImmune’s prior consent and to Third Parties performing activities as independent contractors on behalf of Seres; provided, however, that Seres shall ensure that the terms of any sublicense granted pursuant to this Section 2.1.4 are consistent with the terms and conditions of this Agreement.  Seres shall at all times remain responsible for, and shall be liable under this Agreement with respect to, any breach of this Agreement resulting directly or indirectly from the performance by its Affiliates and Third Parties under any such sublicense(s).

2.2Exclusivity.  Seres hereby covenants that, during the Exclusivity Period, Seres and its Affiliates shall not conduct research and/or development on Microbiome Oncology Products in the Field in the Territory in collaboration with or on behalf of any Third Party company (other than an independent contractor performing services for Seres or its Affiliates) and shall not knowingly assist any Third Party company to do so, without the prior approval of the JSC.  Notwithstanding anything to the contrary in the foregoing, Seres, itself or with or through any Affiliate or Third Party, directly or indirectly, shall have the right to continue its activities under agreements existing as of the Effective Date, including, without limitation, under the [***] Collaboration and [***] Collaboration.

2.3No Implied Licenses.  No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise.  All such licenses and rights are or shall be granted only as expressly provided in this Agreement.

2.4Transfer of Know‑How.  From time to time after the Effective Date, as reasonably necessary or useful to enable the conduct of the Research Plan, each Party shall provide the other with copies of and/or reasonable access to all existing material Seres Know-How and MedImmune Know-How, as applicable, that is reasonably required by such other Party to perform the activities assigned to it under the Research Plan, except to the extent that such Seres Know-How or MedImmune Know-How, as applicable, has previously been provided to such other Party.  Such Seres Know-How or MedImmune Know-How, as applicable, may be provided and/or made accessible to the other Party in the form of copies of written documents or other tangible form, and/or as electronic files in a mutually acceptable format and medium, as agreed upon by the JSC.  During the Term, each Party will provide the other Party with copies of or reasonable access to any additional material Seres Know-How or MedImmune Know-How, as applicable, obtained or generated by or on behalf of Seres or its Affiliates or MedImmune or its Affiliates, as applicable, that is, in each case, required by, and/or necessary or useful to, such other Party to perform the activities assigned to it under the Research Plan. For clarity, in no event shall [***] unless such [***] are not otherwise already accessible by MedImmune by way of [***] but are necessary for MedImmune to perform its obligations under the Research Plan or exercise its rights (or inform its decision as to whether to exercise such

‑10‑

rights), in which case Seres shall provide MedImmune access to such [***] solely for such limited purposes.

ARTICLE 3
Governance of THE Collaboration

3.1Formation and Composition of the Joint Steering Committee.  Within [***] ([***]) days after the Effective Date, MedImmune and Seres shall establish a “Joint Steering Committee” or “JSC” to serve as the overall governing body for matters within the scope of this Agreement.  The JSC shall be comprised of an equal number of representatives of each Party, which number shall initially be three (3) representatives of each Party and the number of representatives may be changed upon the mutual agreement of the Parties.  The JSC representatives shall be senior-level employees of the appointing Party having appropriate expertise and decision-making authority, and each Party shall designate one of its JSC representatives to serve as co-chairpersons of the JSC.  Either Party may replace any or all of its representatives on the JSC at any time upon written notice to the other Party.  Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC.

3.2Role of JSC.  The JSC shall be responsible for oversight, strategic planning, and overall management and coordination of the activities to be undertaken by the Parties with respect to the Research Plan.  This will include responsibility for:

3.2.1directing the research activities of the Parties performed pursuant to the Research Plan;

3.2.2directing the activities of the Parties relating to Clinical Trials to be undertaken pursuant to the Research Plan (but excluding the [***] performed or to be performed by Seres and its collaborators pursuant to the [***] Collaboration or [***] Collaboration);

3.2.3review and update the Research Plan and budget therefor pursuant to Article 4;

3.2.4approve amendments to the Research Plan and budget therefor proposed by the Parties pursuant to Article 4;

3.2.5review the results arising from the Research Plan;

3.2.6establish a strategy for Publications; and

3.2.7 oversee and coordinate the Parties’ efforts in preparation and submission of Regulatory Filings.

3.3Meetings of JSC.  The JSC will meet at least [***], or at such other frequency, as agreed by the JSC from time to time.  The location of regularly scheduled meetings shall alternate between the offices of the Parties unless otherwise agreed by the JSC.  Meetings of the JSC may also be held telephonically, by video conference or by any other media agreed to by the JSC.  Members of the JSC shall have the right to participate in and vote at meetings [***].  One Party shall be responsible for appointing an individual to record the minutes of each JSC meeting, which minutes shall clearly document any decisions made by the JSC at such meeting.  This responsibility shall alternate between the Parties every twelve (12) months, with Seres being responsible for the

‑11‑

initial twelve (12) months following the date hereof.  JSC meeting minutes shall be circulated to the Parties within [***] ([***]) Business Days following the meeting for review, comment, and ratification by the Parties.  Each Party shall be responsible for expenses incurred by its employees and its members of the JSC in attending or otherwise participating in JSC meetings, including travel and related costs.  Any member of the JSC may invite additional representatives of the Party such member represents (including representatives from Third Parties subject to execution of a confidentiality agreement and invention assignment agreement that effectuates the principles set forth in Article 10 and Section 9.1), and who have relevant expertise, to attend JSC meetings when appropriate for the issues being addressed at the meeting with [***] ([***]) Business Days prior notice to the other Party’s JSC representatives.

3.4JSC Decision-Making.  Decisions of the JSC shall be made by unanimous vote.  Each of Seres and MedImmune shall be entitled to [***] on all matters coming before the JSC or any subcommittee or subgroup thereof.  If the JSC does not reach unanimous agreement on any matter, [***] shall have final decision-making authority regarding such matter unless such decision would [***].

3.5Authority.  The JSC will have only the powers assigned expressly to it in this Article 3 and elsewhere in this Agreement, and will not have any power to amend, modify or waive compliance with this Agreement, the [***] Collaboration or [***] Collaboration.  In furtherance thereof, each Party will retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion will be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

3.6JSC Subcommittees.  The JSC may, in its discretion, establish subcommittees or working subgroups from time to time to handle specific matters within the scope of the JSC’s area of authority and responsibility. Such subcommittees or subgroups shall have such authority and responsibility as determined by the JSC from time to time, and decisions and recommendations of any such subcommittee or subgroup shall be made in accordance with Section 3.4 and Section 3.5.

ARTICLE 4
RESEARCH

4.1General.  Subject to the terms and conditions of this Agreement, the Parties will conduct a research program to investigate the role of the microbiome in cancer and cancer treatments pursuant to the Research Plan.

4.2Research Plan.  The initial Research Plan will include the elements attached hereto as Exhibit A.  Promptly after the Effective Date, the Parties will agree upon a complete Research Plan.  Thereafter, the JSC will review and update the Research Plan on an annual basis or at such other times as it may decide.  Either Party may propose amendments or modifications to the Research Plan for consideration and approval by the JSC from time to time.  The Research Plan shall set forth: (a) the research activities to be conducted by each Party and (b) the estimated timelines for such research activities, and (c) a budget (including the estimated FTE Costs to be incurred by Seres in performing its obligations thereunder). If the terms of the Research Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

‑12‑

4.3Conduct of Research.  Each Party shall use commercially reasonable efforts to perform all research activities under this Agreement in compliance with all applicable Laws (including GMP, GLP, GVP and GCP).

Research Records and Reports

.  Each Party shall maintain complete, current, and accurate records of all research activities conducted by it hereunder, and all data and other information resulting from such activities.  Such records shall fully and properly reflect all work done and results achieved in the performance of the research activities in good scientific manner appropriate for regulatory and patent purposes.  Each Party shall keep the other Party reasonably informed as to its progress in the conduct of the research activities through meetings of the JSC or as otherwise agreed by the Parties in writing.  Upon written request from the JSC, each Party shall submit to the JSC a written summary (in slide format unless otherwise agreed by the Parties) of its research activities since its prior report.

Research Costs

.

4.5.1MedImmune shall be responsible for all costs and expenses incurred by or on behalf of MedImmune in the performance of its activities under the Research Plan.

4.5.2MedImmune will reimburse Seres for Seres R&D Costs incurred by or on behalf of Seres in the performance of its activities under the Research Plan.  Promptly following the end of each Calendar Quarter during which Seres is responsible for activities under the Research Plan, but in no event later than [***] ([***]) days following the end of such Calendar Quarter, Seres will provide to MedImmune a detailed expense report with respect to the Seres R&D Costs incurred by or on behalf of Seres during such Calendar Quarter (including, [***]) together with an invoice for the same, provided that no more than [***] per Calendar Year, Seres may provide to MedImmune such detailed expense report  for expedited payment of any one or more Seres R&D Costs that were incurred by Seres during the first [***] ([***])  months of any Calendar Quarter within such Calendar Year and that individually exceed $[***] (including [***]).  MedImmune will reimburse Seres in U.S. dollars all undisputed amounts within such expense reports under this Section 4.5 within [***] ([***]) days following receipt of the invoice therefor.

4.5.3Audit.  MedImmune shall have the right to examine and audit Seres’ relevant books and records pursuant to Section 4.4 to verify the Seres R&D Costs to be reimbursed pursuant to Section 4.5.2 reported hereunder.  Any such audit shall be on at least [***] ([***]) days’ prior written notice.  MedImmune’s rights to perform an audit under this Section 4.5.3 shall be limited to not more than [***] ([***]) such audit in any Calendar Year and shall be limited to the pertinent books and records for any Calendar Year ending not more than [***] ([***]) months before the date of the request.  The audit shall be performed at MedImmune’s sole expense by an independent certified public accounting firm of internationally recognized standing that is selected by MedImmune and reasonably acceptable to Seres.  The accounting firm may be required to enter into a reasonable and customary confidentiality agreement with Seres to protect the confidentiality of its books and records.  Seres shall make the relevant books and records reasonably available during normal business hours for examination by the accounting firm.  Except as may otherwise be agreed, the accounting firm shall be provided access to such books and records Seres’ and/or its Affiliates’ facilities where such books and records are normally kept.  Upon completion of the audit, the accounting firm shall provide both Parties a written report disclosing whether or not the relevant

‑13‑

reports of the Seres R&D Costs are correct, and the specific details concerning any discrepancies.  The accounting firm shall not provide MedImmune with any additional information or access to Seres’ confidential information.  If any audit pursuant to this Section 4.5.3 reveals a discrepancy in the Seres R&D Costs and, on the basis thereof, an additional net amount is owed to Seres based on the provisions of this Section 4.5, such additional amount shall be paid to Seres within [***] ([***]) Business Days of the date that the Parties receive such accountant’s written report.  In the event that the total amount of any underpayments by MedImmune to Seres for the audited period exceeds [***] percent ([***]%) of the aggregate total amount that was properly due and payable by MedImmune pursuant to this Section 4.5.3 for the audited period, then MedImmune shall also reimburse Seres for the documented, reasonable out of pocket expenses incurred in conducting the audit. If any audit pursuant to this Section 4.5.3 reveals a discrepancy in the Seres R&D Costs and, on the basis thereof, it is found that MedImmune has been incorrectly charged an additional net amount by Seres, such additional amount shall be repaid to MedImmune within [***] ([***]) Business Days of the date that the Parties receive such accountant’s written report. In the event that the total amount of any overpayments by MedImmune to Seres for the audited period exceeds [***] percent ([***]%) of the aggregate total amount that was properly due and payable by MedImmune pursuant to this Section 4.5.3 for the audited period, Seres shall also reimburse MedImmune for the documented, reasonable out of pocket expenses incurred in conducting the audit and such audit shall not count towards the [***] ([***]) permitted audit for such Calendar Year.

4.6Regulatory Matters.  MedImmune shall have the sole right and responsibility for making Regulatory Filings for the MedImmune Study Products (including for the use of MedImmune Study Products in combination with the Microbiome Oncology Products as provided for under the Research Plan) and shall have the right to control interactions with Regulatory Authorities with respect to Research Plan activities.  Seres will provide reasonable support for such Regulatory Filings and interactions with Regulatory Authorities as related to Microbiome Oncology Products that are used for Research Plan activities in combination with the MedImmune Study Products.  Seres will have the right to attend all [***] meetings and conferences with Regulatory Authorities in which Microbiome Oncology Products will be discussed.  Seres grants MedImmune a right to reference the drug master files (“DMFs”) for the Microbiome Oncology Products solely as and to the extent needed for MedImmune to make Regulatory Filings for the MedImmune Study Products [***]. In the event that MedImmune deems it necessary to make Regulatory Filings in territories that do not support the referencing of DMFs, then Seres and MedImmune shall discuss such filings in good faith and agree an alternative arrangement, which may include [***]. Additionally, notwithstanding any other provision of this Agreement (including Article 10 hereunder), with respect to all data, results, analyses, and information which result from activities conducted under the Research Plan (“Research Plan Data”), (i) Seres may use the Research Plan Data in connection with filing, obtaining, and maintaining Regulatory Approvals for Microbiome Products (and for clarity subject to Section 2.2) and (ii) MedImmune may use the Research Plan Data in connection with filing, obtaining, and maintaining Regulatory Approvals for MedImmune Study Products.

4.7Subcontracting.  Either Party may perform any specific activities for which it is responsible in connection with the research activities allocated to it under the Research Plan through subcontracting to an Affiliate or a Third Party contractor (including a contract service organization or contract research organization).  The subcontracting Party shall: (i) ensure that any Third Party subcontractor to whom a Party discloses Confidential Information of the other Party

‑14‑

is bound by an appropriate written agreement obligating such Third Party to obligations of confidentiality and restrictions on use of the other Party’s Confidential Information that are no less restrictive than the obligations in this Agreement; (ii) ensure that such Affiliate or Third Party is bound in writing to assign or license (with the right to grant sublicenses) to such Party any inventions (and Patents and other intellectual property rights covering such inventions) made by such Third Party or its employees or agents in performing such services for such Party so as to enable such Party to comply with the terms of this Agreement; and (iii) at all times be responsible for and liable under this Agreement with respect to the performance or non-performance of such subcontractor.

ARTICLE 5
COMPLIANCE; OTHER REGULATORY MATTERS

5.1Compliance.  During the Term, each Party shall maintain in full force and effect all necessary licenses, permits, and other authorizations required by applicable Law to carry out its obligations under this Agreement.  In addition, each Party shall be responsible for ensuring that all activities for which it is responsible under this Agreement are performed in accordance with all applicable Laws.

5.2Debarred Persons.  Without limiting Section 5.1, in the course of activities performed under this Agreement, neither Party shall use any employee, consultant or contractor:

5.2.1who has been debarred under 21 U.S.C. § 335(a)-(b) or pursuant to the analogous applicable Laws of any Regulatory Authority;

5.2.2who, to such Party’s Knowledge, has been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or otherwise pursuant to the analogous applicable Laws of any Regulatory Authority, or is proposed for exclusion, or the subject of exclusion or debarment proceedings by a Regulatory Authority, during the employee’s or consultant’s employment or contract term with such Party; and

5.2.3who is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any U.S. or non-U.S. healthcare programs (or who has been convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but has not yet been excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or non-procurement programs.

Each Party shall notify the other Party promptly, but in no event later than [***] ([***]) Business Days, upon becoming aware that any of its employees or consultants has been excluded, debarred, suspended or is otherwise ineligible, or is the subject of exclusion, debarment or suspension proceedings by any Regulatory Authority.

5.3Notifications Regarding Regulatory Matters.  Each Party shall promptly (but in any event within [***] ([***]) Business Days) notify the other Party in writing upon the occurrence of any of the following:

5.3.1receiving any communication from Regulatory Authorities with

‑15‑

respect to any CMC, safety or efficacy issue with respect to Microbiome Oncology Products or MedImmune Study Products in connection with the conduct of Research Plan activities.

5.3.2In addition, if either Party determines that it is required to communicate with any Regulatory Authority regarding Microbiome Oncology Products or MedImmune Study Products in connection with the conduct of Research Plan activities, then it shall (x) so advise the other Party promptly, but in any event in less than [***] ([***]) Business Days, and (y) except to the extent prohibited by applicable Laws provide the other Party in advance with a copy of any proposed written communication with such Regulatory Authority.  For purposes of clarity it is acknowledged that nothing herein shall be construed as limiting a Party’s right to communicate with any Regulatory Authority or take such other immediate action related to Microbiome Oncology Products or MedImmune Study Products in connection with the conduct of Research Plan activities as is it reasonably deems necessary in order to comply with applicable Law; provided that notification to the other Party is provided as soon as practicable thereafter.

5.4Safety Issues.  The Parties will enter into a pharmacovigilance agreement (“Pharmacovigilance Agreement”), at a mutually agreed date, at least [***] ([***]) days prior to [***].  The Pharmacovigilance Agreement will govern the procedure for the mutual exchange of safety information within appropriate timeframes and in an appropriate format to enable the Parties to comply with any local and international regulatory reporting obligations and to facilitate appropriate safety reviews.

5.5Each Party shall use any such information provided by the other Party pursuant to Section 5.4 solely to conduct the activities under the Research Plan and evaluate the safety of the MedImmune Study Products and Microbiome Oncology Products, and to comply with safety reporting requirements in accordance with applicable Laws.  The Parties agree that such information provided to one another pursuant to Section 5.4 may be disclosed, to the extent required to be disclosed pursuant to the Pharmacovigilance Agreement. Such information may also be disclosed by a Party, to the extent required, to a Third Party in the event that such Party enters into a licensing, partnership, collaboration or acquisition agreement with such Third Party that involves MedImmune Study Products (as to a transaction to which MedImmune is a party) or Microbiome Oncology Products (as to a transaction to which Seres is a party), provided that the Third Party recipient of such information shall be bound by an obligation of confidentiality consistent with the obligations contained herein.

5.6The Party that is the sponsor of a Clinical Trial conducted pursuant to the Research Plan shall be responsible for all safety reporting requirements to the appropriate Regulatory Authority and the investigators of such Clinical Trials.

5.7 The Party that is the sponsor of a Clinical Trial conducted pursuant to the Research Plan shall comply with all safety reporting requirements required under applicable Laws, including GVP, as well as insuring all appropriate consents have been obtained, and compliance with applicable Laws concerning privacy.

5.8MedImmune shall report to Seres on any safety information related to its MedImmune Study Products and Seres shall report to MedImmune on any safety information related to its Microbiome Oncology Products in each case that [***], in each case where a Party

‑16‑

reasonably needs to know such safety information [***] in the conduct of the Clinical Trials conducted pursuant to the Research Plan.

5.9 In the event either Party has a material concern about a safety issue related to Microbiome Oncology Products in the Territory, such Party will present such safety issue to the JSC and the Parties will take the steps reasonable and necessary to review, address and resolve such safety concerns.

5.10[***] will have the final decision rights regarding safety governance pertaining to the reference safety information of [***], should the Parties disagree, including [***].

ARTICLE 6
OPTION

6.1Options.  Subject to the terms and conditions in this Agreement, Seres hereby grants to MedImmune an exclusive option to obtain either (i) a worldwide, sublicensable (through multiple tiers) exclusive license under the Seres Patents, Seres Know-How and Seres Excluded [***] Know How) to make, use, sell, offer to sell, or import any and all Microbiome Oncology Products in the Field in the Territory (the “Microbiome Oncology Collaboration Option”), or (ii) a worldwide, sublicensable (through multiple tiers) exclusive license under the Seres Patents, Seres Know-How and Seres Excluded [***] Know How to make, use, sell, offer to sell, or import one (1) or more specific Microbiome Oncology Products in the Field in the Territory (the “Individual Program Option”) and/or (iii) subject to Section 14.3.1(c), a worldwide, sublicensable (through multiple tiers) non-exclusive or exclusive (at MedImmune’s sole discretion [***]) license under one or more items of (A) [***], (B) [***] and/or (C) [***] to make, use, sell, offer to sell, or import the MedImmune Study Products in the Territory (“Non-Product Option”) (the Microbiome Oncology Collaboration Option, Individual Program Option and Non-Product Option, together, the “Options”).

6.2Option Exercise Period. At any time prior to ninety (90) days after the end of the Exclusivity Period (the “Option Period”), MedImmune shall have the one-time right to exercise the Microbiome Oncology Collaboration Option or the Individual Program Option and the additional right to exercise the Non-Product Option (whether alone or in conjunction with the exercise of the Microbiome Oncology Collaboration Option or the Individual Program Option) by delivering to Seres a license option exercise notice(s) (a “License Option Exercise Notice”).

6.3Option Negotiation.

6.3.1Upon delivery by MedImmune of a License Option Exercise Notice pursuant to Section 6.2, the Parties shall, in good faith, negotiate exclusively for a period of six (6) months (or such longer period as the Parties may agree in writing) (the “Exclusive Option Negotiation Period”) to put in place a definitive agreement providing for the rights to be granted as described above in Section 6.1, the rights to be granted as further described in this Section 6.3.1, financial terms, and any other matters that would customarily be included in a definitive licensing and collaboration agreement, including without limitation, [***].  Any such definitive agreement shall include:

(i)with respect to a definitive agreement executed pursuant to the Microbiome Oncology Collaboration Option, (a) [***]; (b) any additional research or development

‑17‑

activities in the Field on which the Parties may elect to collaborate and the financial terms associated therewith; (c) [***], upon MedImmune’s request and (d) terms necessary to protect Seres’ interests in the Seres Excluded [***] Know How such as, by way of example only, [***]; or

(ii)with respect to a definitive agreement executed pursuant to the Individual Program Option, (a) a provision that each Party, itself or with or through any Affiliate or Third Party, [***], including [***]; (b) [***], upon MedImmune’s request and (c) terms necessary to protect Seres’ interests in the Seres Excluded [***] Know How such as, by way of example only, [***]; and/or

(iii) with respect to a definitive agreement executed pursuant to the Non-Product Option, [***].

6.3.2If during the Exclusive Option Negotiation Period the Parties are unable to execute a definitive agreement consistent with Section 6.3.1, then Seres shall be free to license and/or further develop or otherwise exploit the Seres Patents, Seres Know-How, and Joint Intellectual Property Rights without further obligation to MedImmune, except that during a period of one (1) year following the expiration of the Exclusive Option Negotiation Period:

(i)Seres shall not [***]  rights to a Third Party with respect to the [***] (a “Grant”) upon [***] terms [***] than the last such terms offered to MedImmune, without first offering such [***] terms to MedImmune; and

(ii)[***].

6.4Termination of Options.  If upon the expiration of the Option Period MedImmune has not delivered a License Option Exercise Notice pursuant to Section 6.2, Seres shall be free to license and/or further develop or otherwise exploit the Seres Patents and Seres Know-How and Joint Intellectual Property Rights without further obligation to MedImmune.

ARTICLE 7
FINANCIAL TERMS

7.1Payment.  Subject to the terms and conditions of this Agreement and receipt of an invoice from Seres, MedImmune shall pay to Seres twenty million dollars ($20,000,000), payable in three (3) non-cancellable (subject to Section 12.3.3) installments as follows:

Payment Date	Payment
Within thirty (30) Business Days of the Effective Date	$6,666,666.67 (six million six hundred and sixty-six thousand dollars and sixty-seven cents)
January 2, 2020	$6,666,666.67 (six million six hundred and sixty-six thousand dollars and sixty-seven cents)

‑18‑

January 4, 2021	$6,666,666.66 (six million six hundred and sixty-six thousand dollars and sixty-six cents)

7.2Payment Terms.  For clarity, any and all dollar amounts referred to in this Agreement shall mean U.S. dollars.  Except as otherwise specifically provided in this Agreement, any and all payments due from one Party to the other pursuant to this Agreement shall be made in U.S. dollars by wire transfer of immediately available funds to such account or accounts and in accordance with such instructions as are provided by the payee Party from time to time.

7.3Interest on Late Payments.  Any amount required to be paid by a Party under this Agreement which is not paid on the date due shall bear interest at an annual rate equal to [***] ([***]) percentage points above the U.S. prime interest rate, as reported by The Wall Street Journal (New York edition) for the first Business Day of such month.  Such interest shall be accrued daily.

7.4Taxes and Withholding.  The amounts payable under this Agreement shall not be reduced on account of any taxes [***].  If any applicable Law requires the deduction or withholding of any taxes from any payment to Seres under this Agreement (i) MedImmune shall give advance notice to Seres [***], (ii) MedImmune shall [***], and (iii) MedImmune shall [***]. The Parties agree to cooperate with each other in a commercially reasonable manner in obtaining all legally available exemptions from or reductions of any such taxes and in timely providing each other with any applicable documents necessary to obtain any such exemptions or reductions.  Any such amounts deducted by MedImmune in respect of such withholding or similar tax [***].  Notwithstanding the foregoing, if (a) [***], (b) [***], and (c) [***].  Solely for purposes of this Section 7.4, [***].  Notwithstanding anything to the contrary in this Section 7.4, the Parties acknowledge and agree that MedImmune [***].  For the avoidance of doubt, except as otherwise provided herein, (i) [***]; and (ii) [***].

7.5Indirect Taxes.  All payments under this Agreement are stated exclusive of Indirect Taxes.  If any Indirect Taxes are chargeable in respect of any payments due to Seres under this Agreement, MedImmune shall pay such Indirect Taxes at the applicable rate in respect of any such payments following the receipt, where applicable, of an Indirect Taxes invoice issued in the appropriate form by Seres in respect of those payments.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1Mutual Representations and Warranties.  Seres and MedImmune each represents and warrants to the other, as of the Effective Date, as follows:

8.1.1Organization.  It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

8.1.2Authorization.  The execution and delivery of this Agreement and the performance by it of its obligations contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (i) such Party’s charter documents, bylaws, or

‑19‑

other organizational documents, (ii) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (iii) any requirement of any applicable Law, or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

8.1.3Binding Agreement.  This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

8.1.4Consents and Approvals.  No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Third Party or any Governmental Authority is required in connection with the execution, delivery, and performance of this Agreement by such Party or the performance by such Party of its obligations contemplated hereby or thereby.

8.1.5No Conflict.  The execution and delivery of this Agreement, the performance of such Party’s obligations hereunder and the licenses and sublicenses to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of applicable Law; (ii) do not and will not conflict with or violate the certificate of incorporation, by-laws or other organizational documents of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates.

8.1.6No Consents.  No authorization, consent, approval of a Third Party, nor any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary (i) for the valid execution, delivery or performance of this Agreement by such Party; or (ii) for the consummation by such Party of the transactions contemplated hereby.

8.2Representations and Warranties of Seres. Seres represents and warrants to MedImmune as follows as of the Effective Date:

8.2.1the Seres Patents, insofar as they have been granted, have been maintained, and, to Seres’ knowledge are not invalid or unenforceable, in whole or in part;

8.2.2there are no claims, judgments or settlements against or owed by Seres and, to the knowledge of Seres, no pending or threatened claims or litigation, relating to any Seres Patents, Seres Know-How, or Microbiome Oncology Product;

8.2.3neither it nor its applicable Affiliates have previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Seres Patents or Seres Know-How in a manner that would prevent it and its Affiliates from fulfilling any of their respective obligations hereunder, or otherwise conflict with the rights of MedImmune. hereunder;

‑20‑

8.2.4neither Seres nor any of its Affiliates are subject to any payment obligations to Third Parties as a result of the execution of this Agreement;

8.2.5Seres (and its Affiliates) is not aware of any material adverse information with respect to the safety or efficacy of any Microbiome Product that has not been disclosed to MedImmune as of the Effective Date;

8.3Covenants of Seres. At all times during the Term, Seres shall comply with the following:

8.3.1 neither Seres nor its Affiliates shall enter into any agreement, whether written or oral, with respect to, or otherwise assign, transfer, license, or convey its right, title or interest in or to, the Seres Patents, Seres Know-How, Seres Arising Inventions and Information or Microbiome Oncology Products (including by granting any covenant not to sue with respect thereto) that is in conflict with the rights granted to MedImmune under this Agreement; and

8.3.1Seres (and its Affiliates) (a) shall not breach and shall maintain in full force and effect each of the [***] Collaboration and [***] Collaboration, and keep MedImmune fully informed of any material development pertaining thereto, (b) shall faithfully and timely perform and discharge its obligations under each of the [***] Collaboration and [***] Collaboration (c) to the extent within Seres’ (or its Affiliate’s) reasonable control, not take any action or allow any event to occur that would [***] without the written consent of MedImmune, and (d) shall not exercise any right itself (or through its Affiliate) to terminate, or enter into any amendment or modification of, or waive any material right under the [***] Collaboration (including [***]) or [***] Collaboration (including [***]) without the prior written consent of MedImmune.

ARTICLE 9
INTELLECTUAL PROPERTY

9.1Ownership of Inventions and Intellectual Property.

9.1.1Seres Inventions. As between the Parties, Seres shall solely own all Seres Arising Inventions and Information, and all Patents and other intellectual property rights therein. MedImmune hereby assigns to Seres all of its right, title, and interest in, to, and under the Seres Arising Inventions and Information, and all Patents and other intellectual property rights therein.

9.1.2MedImmune Inventions.  As between the Parties, MedImmune shall solely own all MedImmune Arising Inventions and Information, and all Patents and other intellectual property rights therein. Seres hereby assigns to MedImmune all of its right, title, and interest in, to, and under the MedImmune Arising Inventions and Information, and all Patents and other intellectual property rights therein.

9.1.3Joint Inventions.  Except for the Seres Arising Inventions and Information and the MedImmune Arising Inventions and Information, as between the Parties,

‑21‑

each Party shall each own an equal, undivided interest in all Inventions and Information that are conceived, discovered, or otherwise made by or on behalf of such Parties (or their Affiliates or sublicensees), whether solely or jointly, in the course of performing activities contemplated in this Agreement, whether or not patented or patentable, and any and all Patents (“Joint Patents”) and other intellectual property rights therein (the “Joint Intellectual Property Rights”).  Jointly owned Inventions and Information include without limitation Inventions and Information that [***].   Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates and sublicensees to so disclose, the discovery, making, conception, or reduction to practice of any such Inventions and Information.  Subject to the licenses and covenants granted under Article 2, each Party may, and may permit, through sublicenses or otherwise, others to, freely use, practice, and otherwise exploit the Joint Intellectual Property Rights without a duty of seeking consent or accounting to the other Party.

9.1.4United States Law. The determination of whether Information and Inventions are conceived, discovered or otherwise made by a Party, shall, for purposes of this Agreement, be made in accordance with applicable Law in the United States.

9.1.5Assignment Obligation. Each Party shall cause all Persons who perform activities for such Party under this Agreement to assign their rights in any Inventions resulting therefrom to such Party.

9.2Maintenance and Prosecution of Patents in the Territory.

9.2.1Prosecution of Seres Patents.  Seres shall (i) using outside legal counsel of its choice, have the sole right, but not the obligation, to file, prosecute (including any opposition or post-grant proceedings at the patent offices, inter partes proceedings or supplementary protection certificates or the like, in each case in respect of the Seres Patents), and maintain the Seres Patents in the Territory.

9.2.2Prosecution of MedImmune Patents.  MedImmune shall (i) using legal counsel of its choice, have the sole right, but not the obligation, to file, prosecute (including any opposition or post-grant proceedings at the patent offices, inter partes proceedings or supplementary protection certificates or the like, in each case in respect of the MedImmune Patents), and maintain the MedImmune Patents in the Territory.

9.2.3Prosecution of Joint Patents.

(i)[***] shall, using legal counsel of its choice that is reasonably acceptable to [***], have the first right, but not the obligation, to obtain, prosecute (including any oppositions, post-grant reviews, inter partes proceedings or supplementary protection certificates, in each case in respect of Joint Patents), and maintaining a Joint Patent throughout the world.  If [***] declines, or otherwise fails, to initiate any such requested action with respect to a Joint Patent within [***] ([***]) days after notice of the applicable Invention or Information (or, if after initiating any requested action, [***] at any time thereafter fails to [***]), in each case [***] shall have the right to take such action with respect to such Joint Patent.  The Parties shall, and shall cause their respective Affiliates, as applicable, to assist and cooperate with one another in, and share equally the cost and expense of, filing, prosecuting and maintaining the Joint Patents.  Notwithstanding the above, either Party may decline to pay its share of the costs and expenses for filing,

‑22‑

prosecuting and maintaining any Joint Patent in a particular country or particular countries, in which case the declining Party shall assign, and shall cause its Affiliates to assign, to the other Party all of their rights, title, and interest in and to any such Joint Patent in the relevant country or countries whereupon such Joint Patent shall become a Patent owned solely by the relevant Party assignee in such country or countries, as the case may be.

(ii)In connection with the activities set forth in this Section 9.2.3: (a) each Party prosecuting rights under Section 9.2.3 shall consult with the other as to the strategy and prosecution of applications for such Joint Patents and the maintenance or extension of such Joint Patents; (b) each prosecuting Party shall regularly provide the other Party with copies of all Joint Patent applications filed hereunder for such Joint Patents and other material submissions and correspondence with the patent offices in such jurisdictions for such Joint Patents to allow reasonable time to allow for review and comment by the other Party, and in any event at least [***] ([***]) days in advance of the due date of any payment or other administrative action that is required to obtain or maintain such Joint Patent ([***]); (c) such prosecuting Party shall provide the other Party and its patent counsel with an opportunity to consult with the filing Party and its patent counsel regarding the filing and contents of any such application, amendment, submission, or response; and (d) such prosecuting Party shall notify the other Party as early as reasonably practicable, and in any event at least [***] ([***]) days in advance of all meetings and [***] communications with any patent authorities concerning such Joint Patents ([***]) and shall permit the other Party to participate in such meetings, and the advice and suggestions of the other Party and its patent counsel shall be taken into consideration in good faith by such Party and its patent counsel in connection with such filing.

9.3Enforcement of Patents.  In the event that either Party has cause to believe that a Third Party may be infringing: (i) any of the Seres Patents or MedImmune Patents, in each case, in the Field in the Territory, or (ii) any of the Joint Patents worldwide, it shall promptly notify the other Party in writing, identifying the alleged infringer and the alleged infringement complained of, and furnishing the information upon which such determination is based.

9.3.1Seres Patents.  Seres, using counsel of its choice, shall have the sole right, but not the obligation, to stop such infringement of the Seres Patents by such Third Party in the Field and outside the Field worldwide.

9.3.2MedImmune Patents.  MedImmune, using counsel of its choice, shall have the sole right, but not the obligation, to stop such infringement of the MedImmune Patents by such Third Party in the Field and outside the Field worldwide.

9.3.3Joint Patents.  In consultation with [***], [***], using counsel reasonably acceptable to [***], shall have the first right to stop such infringement of the Joint Patents by such Third Party.  If [***] fails to take action within [***] ([***]) days following its receipt of a notice of such infringement, then [***] shall have the right to take action to stop such infringement.  Upon reasonable request by the Party enforcing a Joint Patent (the “Enforcing Party”), the other Party (the “Non-Enforcing Party”) shall give the Enforcing Party all reasonable information and assistance, including allowing the Enforcing Party access to the Non-Enforcing Party’s files and documents and to the Non-Enforcing Party’s personnel who may have possession of relevant information and, if necessary or desirable for the Enforcing Party to prosecute any legal action, joining in the legal action as a party using counsel

‑23‑

of its own choosing.  Any such assistance provided by a Non-Enforcing Party shall be rendered at the Enforcing Party’s cost and expense and the Enforcing Party shall reimburse the Non-Enforcing Party for its reasonable and documented costs and expenses upon the Non-Enforcing Party’s request.

9.3.4Settlement of an Enforcement Claim.

(i)Seres shall have the right to control settlement of any claims that a Third Party may be infringing any Seres Patent.

(ii)MedImmune shall have the right to control settlement of any claims that a Third Party may be infringing any MedImmune Patent.

(iii)The Enforcing Party shall have the right to control settlement of any claims that a Third Party may be infringing any Joint Patent; provided, however, that if such settlement could reasonably be deemed to have a material adverse effect on the Non-Enforcing Party, the Enforcing Party shall not enter into any such settlement without the prior written consent of the Non-Enforcing Party.

9.3.5Expenses and Recovery.

(i)As between the Parties, Seres shall bear all costs and expenses (including any costs or expenses incurred that exceed the amounts recovered by Seres pursuing any action under this Section 9.3) and payments awarded against or agreed to be paid by Seres with respect to enforcement claims related to the Seres Patents.

(ii)As between the Parties, MedImmune shall bear all costs and expenses (including any costs or expenses incurred that exceed the amounts recovered by MedImmune pursuing any action under this Section 9.3) and payments awarded against or agreed to be paid by MedImmune with respect to enforcement claims related to the MedImmune Patents.

(iii)As between the Parties, the Enforcing Party shall bear all costs and expenses (including any costs or expenses incurred that exceed the amounts recovered by the Enforcing Party pursuing any action under this Section 9.3) and payments awarded against or agreed to be paid by the Enforcing Party with respect to enforcement claims related to the Joint Patents.  Any amounts recovered by either Party pursuant to Section 9.3, whether by settlement or judgment, shall be allocated in accordance with the following:  (a) such amounts first shall be used to reimburse the Parties for their reasonable costs and expenses in making such recovery and, if insufficient to cover the totality of such costs and expenses, shall be allocated between the Parties in proportion to their respective costs and expenses; and (b) such remainder shall be allocated [***] percent ([***]%) to the Enforcing Party and [***] percent ([***]%) to the other Party.

ARTICLE 10
CONFIDENTIAL INFORMATION; PUBLICATIONS

10.1  Nondisclosure.  Each Party agrees that during the Term and for a period of [***] ([***]) years thereafter, a Party (the “Receiving Party”) receiving Confidential Information of

‑24‑

the other Party (the “Disclosing Party”) (or that has received any such Confidential Information from the other Party prior to the date hereof) shall (i) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary industrial information of similar kind and value, which shall be no less than a reasonable degree of care, (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this clause (iii) shall not create or imply any rights or licenses not expressly granted under Article 2 hereof).  Each Party will promptly notify the other Party upon gaining Knowledge of any material use or disclosure of Confidential Information of the other Party not permitted pursuant to this Article 10.  The Parties agree that any “Confidential Information” (within the meaning of the Prior CDA) disclosed by the Parties or their Affiliates pursuant to the Prior CDA shall be Confidential Information within the meaning of, and shall be subject to, this Article 10.

10.1.1Exceptions.  The obligations in Section 10.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party to the extent that such information:

(i)is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

(ii)was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party, and such prior knowledge can be properly documented by the Receiving Party;

(iii)is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

(iv)is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party without the fault or cause of the Receiving Party; or

(v)is independently developed by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party, and such independent development can be properly documented by the Receiving Party.

10.2Authorized Disclosure.  The Receiving Party may disclose Confidential Information belonging to the Disclosing Party only to the extent such disclosure is reasonably necessary in the following instances:

(i)to any relevant patent office in preparing, filing, prosecuting, and maintaining patents in accordance with the provisions of Article 9;

(ii)prosecuting or defending litigation or in establishing rights (whether through declaratory actions or other legal proceedings) or enforcing obligations under this

‑25‑

Agreement;

(iii)to Regulatory Authorities as and to the extent permitted by Section 4.6;

(iv)subject to Section 10.4, complying with applicable Laws and regulations (including, without limitation, the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

(v)disclosure to its Affiliates, and to its (actual or potential) permitted sublicensees, acquirers, or assignees under Sections 5.5 and 14.3 and subcontractors (and their advisors) and to investment bankers, investors, lenders, accountants, and legal advisors and each of the Parties’ respective directors, employees, contractors, and agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non‑use no less restrictive than the obligations set forth in this Article 10; provided, however, that the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 10.2(v) to treat such Confidential Information as required under this Article 10; and

(vi) to relevant academics or healthcare professionals who are deemed to be “opinion leaders” in order to promote, or raise awareness of, any Microbiome Oncology Product; provided, however, that the JSC has approved such disclosure and provided further that, prior to such disclosure, the relevant opinion leader is bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 10.

If and whenever any Confidential Information is disclosed in accordance with this Section 10.2, such disclosure shall not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement).  Where reasonably possible and subject to Section 10.4 and other than pursuant to Section 10.2 (ii)-(iv), the Receiving Party shall:

(1) give the Disclosing Party reasonable advance notice of the Receiving Party’s intent to make such disclosure pursuant to this Section 10.2, to the extent practicable; and

(2) provide reasonable cooperation to the Disclosing Party regarding the timing and content of such disclosure and regarding any action which the Disclosing Party may deem appropriate to protect the confidentiality of the information by appropriate legal means.

10.3Terms of this Agreement.  The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties.

10.4Securities Filings.  In the event either Party determines that it is required to file with the U.S. Securities and Exchange Commission (and/or the securities regulators of any state or other jurisdiction) a registration statement or any other disclosure document which describes any of the terms and conditions of this Agreement, such Party shall promptly notify the other Party of such

‑26‑

intention.  The Party required to make such filing shall provide such other Party with a copy of relevant portions of the proposed filing not less than [***] ([***]) Business Days (or such shorter period of time as may be required, under the circumstances, to comply with applicable Laws, but in no event less than [***] ([***]) Business Days) prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to the terms and conditions of this Agreement.  The Party required to file shall use commercially reasonable efforts to obtain confidential treatment of the terms and conditions of this Agreement that such other Party requests be kept confidential and shall only disclose Confidential Information which it is advised by legal counsel is legally required to be disclosed in order to comply.  No such notice shall be required under this Section 10.4 if and to the extent that the specific information contained in the proposed filing has previously been included in any previous filing or disclosure made by either Party hereunder pursuant to this Article 10, or is otherwise approved in advance in writing by the other Party.

10.5Publications.  Each Party recognizes that the publication of papers regarding results of and other information regarding activities under this Agreement may be beneficial to the potential of the research undertaken pursuant to this Agreement.  All publications, and other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement (each of the foregoing, a “Publication”) will comply with the strategy established by the JSC and will not contain the Confidential Information of the other Party without the other Party’s advance written consent.  Neither Party nor their Affiliates may submit for publication, publish or present a Publication without the opportunity for prior review by the other Party, except to the extent required by applicable Laws.  A Party seeking, or whose Affiliate is seeking, to submit, publish, or present a Publication shall provide the other Party the opportunity to review and comment on the proposed Publication at least [***] ([***]) Business Days prior to its intended submission for publication or presentation.  The other Party shall provide the Party seeking, or whose Affiliate is seeking, to publish or present with its comments in writing, if any, within [***] ([***]) days after receipt of such proposed Publication.  The Party seeking, or whose Affiliate is seeking, to publish, or present shall consider in good faith any comments thereto provided by the other Party and shall comply with the other Party’s request to remove any and all of such other Party’s Confidential Information from the proposed Publication.  In addition, the Party seeking, or whose Affiliate is seeking, to publish, or present shall delay the submission for a period of up to an additional [***] ([***]) days in the event that the other Party can demonstrate reasonable need for such delay in order to prepare and file a patent application for which it has prosecution control pursuant to this Agreement.  If the other Party fails to provide its comments to the Party seeking, or whose Affiliate is seeking, to publish or present within such [***] ([***])-day period, such other Party shall be deemed not to have any comments, and the Party seeking, or whose Affiliate is seeking, to publish or present shall be free to submit for publication or present in accordance with this Section 10.5 after the [***] ([***])-Business Day period has elapsed.  The Party seeking, or whose Affiliate is seeking, to publish or present shall provide the other Party a copy of the manuscript, abstract or presentation at the time of the submission or presentation, as applicable.  Each Party agrees to acknowledge the contributions of the other Party and its Affiliates and their employees in all publications, as scientifically appropriate.

10.6Return of Confidential Information.  Upon termination of this Agreement, any and all Confidential Information possessed in a tangible form by a Receiving Party, its Affiliates, sublicensees, or subcontractors and belonging to a Disclosing Party shall, upon written request, be returned or destroyed to the extent practicable, except to the extent necessary to practice rights and

‑27‑

licenses surviving such termination, with written confirmation of such destruction, provided, however, that a Party may retain one (1) copy of any Confidential Information solely for archival purposes. Notwithstanding the Receiving Party’s return or destruction of Confidential Information, the Receiving Party shall continue to be bound by its obligations of confidentiality and non-use under this Agreement.

10.7Publicity.  Upon execution of this Agreement, the Parties shall issue a press release announcing the existence of this Agreement in a form, and containing substance, to be agreed in good faith between the Parties (such agreement not to be unreasonably withheld or delayed by either Party).  Subject to Section 10.4, each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party.  Each Party shall use all reasonable efforts to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter hereof as soon as reasonably practicable under the circumstances prior to its scheduled release (but in no event less than [***] ([***]) Business Days prior to its scheduled release, unless a shorter period is required to comply with applicable Law under the circumstances).  Each Party shall have the right to expeditiously review and recommend changes to any such announcement and the Party whose announcement has been reviewed shall remove any Confidential Information of the reviewing Party that the reviewing Party reasonably deems to be inappropriate for disclosure except to the extent such disclosure is required by applicable Law or rules of a securities exchange or the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction.  The contents of any announcement or similar publicity, which has been reviewed and approved by the reviewing Party, (including the press release referred to at the beginning of this Section 10.7) can be re‑released by either Party without a requirement for re‑approval.

ARTICLE 11
INDEMNIFICATION

11.1Indemnification of MedImmune.  Subject to Section 11.3, Seres shall indemnify, defend, and hold harmless MedImmune and its Affiliates and each of their officers, directors, shareholders, employees, successors, and permitted assigns from and against all Third Party Claims, and pay all associated Losses, arising out of (i) Seres’ or its Affiliate’s or its or their sublicensee’s, distributor’s, subcontractor’s or its or their respective director’s, officer’s, employee’s or agent’s gross negligence, willful misconduct, or violation of applicable Law in performing any of its obligations under this Agreement or (ii) any breach by Seres of this Agreement, including any of its representations, warranties, or covenants hereunder. Notwithstanding the preceding sentence, Seres shall have no obligation with respect to Third Party Claims or associated Losses to the extent they are subject to MedImmune’s indemnification obligations pursuant to Section 11.2.

11.2Indemnification of Seres.  Subject to Section 11.3, MedImmune shall indemnify, defend, and hold harmless Seres and its Affiliates and each of their officers, directors, shareholders, employee’s, successors, and permitted assigns from and against all Third Party Claims, and pay all associated Losses, to the extent arising out of (i) MedImmune’s or its Affiliate’s or its or their sublicensee’s, distributor’s, subcontractor’s or its or their respective director’s, officer’s, employee’s or agent’s gross negligence, willful misconduct, or violation of applicable Law in performing any of its obligations under this Agreement or (ii) any breach by MedImmune of this Agreement, including any of its representations, warranties, or covenants hereunder.

‑28‑

Notwithstanding the preceding sentence, MedImmune shall have no obligation with respect to Third Party Claims or associated Losses to the extent they are subject to Seres’ indemnification obligations pursuant to Section 11.1.

11.3Procedure for Indemnification.

11.3.1Notice.  Each Party (“Indemnified Party”) will notify promptly the other Party (“Indemnifying Party”) in writing if it becomes aware of a Claim (actual or potential) by any Third Party or any proceeding commenced by a Third Party (including any investigation by a Governmental Authority) (any of the foregoing, a “Third Party Claim”) for which indemnification may be sought and will give such related information as the Indemnifying Party shall reasonably request; provided, however, that no failure or delay in giving such notice shall limit the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party is prejudiced thereby.

11.3.2Defense of Claim.  The Indemnifying Party shall defend or control the defense of Third Party Claims.  [***].  The Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, refused, conditioned, or delayed) to represent the Indemnified Party and [***].  In any such proceeding, the Indemnified Party shall have the right to participate in, but not control, the defense of such proceeding [***] and shall have the right to retain its own counsel, [***].  Neither Party shall [***].  The Indemnified Party shall cooperate in all reasonable respects in the defense of such Third Party Claim, as requested by the Indemnifying Party.  The Indemnifying Party shall not, [***], effect any settlement of any such Third Party Claim, unless such settlement [***].  Notwithstanding the foregoing, if the Indemnifying Party notifies the Indemnified Party in writing that it does not intend to assume the defense of any Third Party Claim subject to indemnification hereunder in accordance with the foregoing or fails to assume the defense of any Third Party Claim at least [***] ([***]) Business Days before any deadline the passing of which could adversely affect the outcome without responsive action by or on behalf of the Indemnified Party (or, if the Indemnifying Party receives less than [***] ([***]) Business Days’ notice of such deadline, if it fails to assume such defense as soon as practicable following receipt of notice), the Indemnified Party shall have the right to assume and control such defense and shall have the right to settle or compromise the same without the Indemnifying Party’s consent, and [***] by the Indemnified Party in connection therewith, including [***], will be [***].

11.4Insurance.  During the Term of this Agreement, the Parties shall obtain and maintain at their sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of the research activities performed pursuant to this Agreement (including coverages, deductible limits, and self-insured retentions) as are customary in the biopharmaceutical industry in such Party’s territory. The Party maintaining any such Third Party insurance coverage shall ensure that the other Party is named as an additional insured thereunder and shall provide a certificate evidencing such coverage to the other Party upon request.

ARTICLE 12
TERM AND TERMINATION

12.1Effectiveness; Term.  This Agreement is binding and effective as of the Effective

‑29‑

Date and shall continue in force from and after the date hereof until terminated in accordance with the terms hereof or by mutual written agreement of the Parties (the “Term”).

12.2Termination Rights.

12.2.1Insolvency.  Either Party shall have the right to terminate this Agreement in its entirety upon immediate written notice if the other Party (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (iv) proposes a written agreement of composition or extension of its debts, (v) proposes or is a party to any dissolution or liquidation, (vi) files a petition under any bankruptcy or insolvency act relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts or has any such petition filed against that is not discharged within sixty (60) days of the filing thereof, (vii) commences a voluntary case under the Bankruptcy Code of any country, (viii) fails to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code of any country, (ix) takes any corporate action for the purpose of effecting any of the foregoing, (x) has a proceeding or case commenced against it in any court of competent jurisdiction, seeking (A) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets, or (C) similar relief under the Bankruptcy Code of any country, or an order, judgment or decree approving any of the foregoing is entered and continues unstayed for a period of sixty (60) days, or (xi) has an order for relief against it entered in an involuntary case under the Bankruptcy Code of any country.

‑30‑

12.2.2Termination for Material Breach.

(i)Breach.  Subject to Section 12.2.2(ii) below, a Party shall have the right to terminate this Agreement in such Party’s sole discretion, upon delivery of written notice to the other Party in the event of any material breach by such other Party of this Agreement, provided that such breach has not been cured within sixty (60) days after written notice thereof is given by the terminating Party specifying the nature of the alleged material breach in reasonable detail.  Notwithstanding the foregoing, if such material breach, by its nature cannot be cured within the foregoing cure period or is incurable, but the consequences of such breach can be reasonably alleviated but not within the foregoing cure period, then such cure period shall be extended if, prior to the end of the initial sixty (60) day cure period, the non‑terminating Party provides a reasonable written plan for curing or reasonably alleviating the consequences of such material breach and thereafter uses diligent efforts to cure or alleviate such material breach in accordance with such written plan; provided that no such extension shall exceed ninety (90) days after the end of the initial sixty (60) day cure period without the consent of the terminating Party.

(ii)Disputed Breach.  If a Party disputes in good faith (a) the existence or materiality of a material breach specified in a notice provided by the other Party pursuant to Section 12.2.2(i), (b) any assertion by the other Party that such Party has failed to cure or reasonably alleviate any such material breach, or (c) any assertion by the other Party that such Party has failed to use its diligent efforts to cure or reasonably alleviate any such material breach in accordance with any relevant written plan, and, in each case, such Party provides notice to the other Party of such dispute within the applicable cure period, the other Party shall not have the right to terminate this Agreement, unless and until the existence of such material breach or failure by such Party has been determined in accordance with Sections 13.1 and 13.2.  It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

12.2.3 Termination by MedImmune Without Cause. MedImmune shall have the right to terminate this Agreement in its entirety without cause upon one hundred and twenty (120) days written notice to Seres.

12.3Effect of Termination. Upon the effectiveness of any termination of this Agreement in its entirety:

12.3.1All rights and licenses granted to MedImmune in Article 2 shall terminate, all rights of MedImmune under the Seres Patents and Seres Know-How shall revert to Seres, and MedImmune shall cease all use of the Seres Patents and Seres Know-How;

12.3.2 All rights and licenses granted to Seres in Article 2 shall terminate, all rights of Seres under the MedImmune Patents and MedImmune Know-How shall revert to MedImmune, and Seres shall cease all use of the MedImmune Patents and MedImmune Know-How; and

12.3.3All amounts due or payable to a Party that were accrued, or that arise out of acts or events occurring, prior to the date of termination or expiration, or acts taken to

‑31‑

wind down activities being conducted under this Agreement in connection with termination hereof, shall be or remain due and payable; additionally, any amounts payable but not yet paid by MedImmune to Seres under Section 7.1 shall continue to be payable by MedImmune to Seres on the terms and conditions set forth therein solely in the event of termination by MedImmune pursuant to Sections 12.2.3 or  by Seres pursuant to Section 12.2.1 or 12.2.2; but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of such termination or expiration.

12.3.4Further Effects of Termination.  If this Agreement is terminated as provided in Section 12.2, this Agreement shall thereafter become void and have no effect, provided that (i) the following provisions hereof shall survive any such termination and remain in full force and effect in accordance with the terms thereof: Articles 1, 5 (solely with respect to activities conducted during the Term), 10, 11 (solely with respect to activities conducted during the Term and except for Section 11.4), 13 and 14 (except that Section 14.3.1 shall not apply unless it becomes applicable during the Term), and Sections 2.3, 7.1 (subject to Section 12.3.3), 7.2, 7.3, 7.4, 7.5, 9.1, 9.3.5 (solely to the extent amounts become payable during the Term), and 12.3; (ii) such termination shall not relieve either Party of any obligation, or deprive either Party from any benefit, accruing prior thereto, and (iii) such termination shall be without prejudice to the rights and remedies of any party with respect to any antecedent breach of the provisions of this Agreement.

12.4Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Seres or MedImmune are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code of the United States (or the corresponding provision of any applicable bankruptcy laws of any other country or competent Governmental Authority, as applicable), licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Code of the United States (or the corresponding provision of any applicable bankruptcy laws of any other country or competent Governmental Authority, as applicable).  The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the Bankruptcy Code, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

ARTICLE 13
DISPUTE RESOLUTION

13.1Elevation of Issues for Resolution.  In the event the Parties or their representatives are unable to agree upon any matter coming before the JSC or any subcommittee or subgroup thereof (except for those matters within the purview of the JSC for which MedImmune has final decision-making authority for pursuant to Section 3.4) or in the event of any other dispute or disagreement between the Parties arising from or in connection with this Agreement, the construction hereof, or the rights, duties or liabilities of either Party hereunder (each, a “Dispute”),

‑32‑

the Parties shall endeavor to resolve such Dispute in accordance with the terms of this Section 13.1.  Upon the receipt of a written notice from one Party to the other Party of the Dispute (the “Notice of Dispute”), authorized representatives of the Parties, each with authority to settle the Dispute, shall endeavor to discuss their respective positions and attempt to resolve the Dispute.  In connection with such discussion, the Parties may agree to confer with one or more mutually acceptable independent Third Party experts having expertise in the relevant subject matter and both Parties shall consider in good faith the views of such Third Party(ies).  If for any reason a written agreement signed by both Parties is not reached within [***] ([***]) Business Days of the Notice of Dispute, the Parties shall promptly refer the Dispute to, as appropriate, Seres’ and MedImmune’s respective [***] (the “Senior Officers”), depending on the subject matter of the Dispute, which Senior Officers will have authority to settle the Dispute and shall be charged with resolving such Dispute.  If for any reason a written agreement signed by both Parties has not been reached within [***] ([***]) Business Days after submission to the Senior Officers of such Dispute, the Parties shall promptly refer such Dispute to the respective Chief Executive Officers of Seres and MedImmune for resolution.

13.2Governing Law.  This Agreement shall be governed by and construed and enforced under the substantive laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise make this Agreement subject to the substantive law of another jurisdiction; provided that any dispute relating to the inventorship, scope, validity, enforceability or infringement of any patent right shall be governed by and construed and enforced in accordance with the patent laws of  the applicable jurisdiction.

ARTICLE 14
MISCELLANEOUS

14.1Severability.  If and to the extent that any provision (or any part thereof) of this Agreement is held to be invalid, illegal or unenforceable, in any respect in any jurisdiction, the provision (or the relevant part thereof) shall be considered severed from this Agreement and shall not serve to invalidate the remainder of such provision or any other provisions hereof.  The Parties shall make a good faith effort to replace any invalid, illegal or unenforceable provision (or any part thereof) with a valid, legal, and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.2Notices.  Any notice required or permitted to be given by the Parties pursuant to this Agreement shall be in writing and shall be (i) delivered by hand, (ii) delivered by overnight courier with tracking capabilities, (iii) mailed postage prepaid by first class, registered, or certified mail, or (iv) transmitted by facsimile or electronic mail, with confirmation copy by mail as provided in (iii), and in each case addressed to the recipient Party as set forth below, unless changed by notice so given:

If to MedImmune:
MedImmune, LLC

One MedImmune Way
Gaithersburg, MD 20878

Attention:  [***]

with a copy to:

‑33‑

[***]

[***]

If to Seres:
Seres Therapeutics, Inc.

200 Sidney Street
Cambridge, MA 02139
Attention: [***]

with a copy to:

Latham & Watkins LLP
140 Scott Dr.
Menlo Park, CA 94025
Attention: [***]

(a) with respect to any notice delivered pursuant to clauses (i) or (iv), such notice shall be deemed effective upon submission to such other Party, (b) with respect to any notice delivered pursuant to clause (ii), such notice shall be deemed effective the Business Day following the date of submission to the carrier, and (c) with respect to any notice delivered pursuant to clause (iii), such notice shall be deemed effective [***] ([***]) Business Days after the date of submission of such facsimile or electronic mail, as applicable.  A Party may add, delete, or change the person or address to whom notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 14.2.

14.3Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned or transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, refused, conditioned or delayed; provided, however, that (i) either Party may, without the other Party’s consent, but with written notice to the other Party, assign or transfer all of its rights and obligations hereunder to any Affiliate or to a Third Party with whom it completes a Business Combination or to whom it sells substantially all of such Party’s assets relating to this Agreement, and (ii) this Section 14.3 shall not limit the rights of a Party to subcontract its obligations or sublicense its rights as otherwise permitted under this Agreement.  The assigning Party shall in any event remain responsible for and liable hereunder with respect to the acts and omissions of the assignee in the performance of this Agreement.  This Agreement shall inure to the benefit of and be binding on the Parties’ successors and assigns.  Any assignment or transfer in violation of the foregoing shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non‑assigning non‑transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.  Notwithstanding anything to the contrary in this Agreement, with respect to any intellectual property rights controlled by the acquiring Third Party or its Affiliates (if other than one of the Parties to this Agreement) involved in any Business Combination of either Party, or by a permitted Third Party assignee of a Party, [***].  For purposes of this Section 14.3, “Business Combination” means, with respect to a Party, any of the following events: (a) any Third Party (or group of Third Parties acting in concert) acquires, directly or indirectly, shares of such Party representing at least a majority of the voting power (where voting refers to being entitled to vote for the election of directors) then outstanding of such Party; (b) such Party consolidates with or merges into another corporation or entity which is a Third Party, or any corporation or

‑34‑

entity which is a Third Party consolidates with or merges into such Party, in either event pursuant to a transaction in which at least a majority of the voting power of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting power of such Party immediately preceding such consolidation or merger; or (c) such Party conveys, transfers, licenses, and/or leases all or substantially all of its assets to a Third Party (the resulting entity following the consummation of a Business Combination of a Party, the “Resultant Entity”).

14.3.1Notwithstanding anything to the contrary in this Agreement, if Seres consummates a Business Combination after the Effective Date, then with respect to any products, technologies, methods, information or processes, and intellectual property rights therein, controlled by the Third Party or its affiliates consummating such Business Combination immediately prior to such Business Combination (the “Relevant Third Party Assets and Intellectual Property Rights”), (a) [***] of the Relevant Third Party Assets and Intellectual Property Rights; (b) [***] with respect to such Relevant Third Party Assets and Intellectual Property Rights, provided that in each case of (a) and (b), the Resultant Entity [***] such Relevant Third Party Assets and Intellectual Property Rights and [***] such Relevant Third Party Assets and Intellectual Property Rights [***]; (c) [***]; and (d) [***]) (but [***]).

14.4Performance by Affiliates.  At a Party’s election, any rights of such Party under this Agreement may be exercised, and any obligations of such Party under this Agreement may be performed, by one or more of its Affiliates; provided, however, that such Party shall at all times remain responsible and liable for the performance or non-performance of its Affiliates as though such performance or non-performance were of the Party itself.

14.5Further Assurances.  Each Party agrees, at its own expense, to do, or procure the doing of, all such further acts and things and shall execute and deliver such other agreements, certificates, instruments, and documents as are reasonably necessary in order to give full effect to this Agreement.

14.6Waivers and Modifications.  No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all Parties hereto.  The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation.  Waiver of any provision hereunder or of any breach of any provision hereof shall not be deemed to be a continuing waiver or a waiver of any other breach of such provision (or any other provision) on such occasion or any succeeding occasion.

14.7Choice of Law.  This Agreement  (and any claims or disputes arising out of or relating hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein or therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute, or otherwise) shall be governed by, enforced, and shall be construed in accordance with the laws of the Delaware without regard to its conflicts of law provisions.  The Parties hereby expressly disclaim the application of the United Nations Convention on the International Sale of Goods to this Agreement.

14.8Injunctive Relief.  Notwithstanding anything herein to the contrary, each party shall be entitled to seek injunctive relief and specific performance (including but not limited to any relief or recovery under this Agreement) in any court of competent jurisdiction in the world.

‑35‑

14.9Relationship of the Parties.  Each Party is an independent contractor under this Agreement.  Nothing herein is intended or is to be construed so as to constitute Seres and MedImmune as partners, agents, employees or joint venturers.  Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.  There are no express or implied third party beneficiaries hereunder.

14.10Entire Agreement.  The Parties agree that this Agreement and the attached Exhibits constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and hereby supersedes all prior negotiations, representations, agreements, and understandings (whether written or verbal) regarding the same, including the Mutual Confidentiality Agreement by and between Seres and MedImmune effective as of [***] (the “Prior CDA”).  Each Party acknowledges that in entering into this Agreement it has not relied on, nor shall it be entitled to rely upon, any representation, warranty, collateral contract or other assurances made by or on behalf of the other Party except for those which are expressly set forth in this Agreement.

14.11Counterparts.  This Agreement may be executed in two or more counterparts, including counterparts delivered by facsimile or other electronic transmission, with the same effect as if both Parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together, and shall together constitute one and the same instrument.

14.12Exports.  Each Party agrees not to export or re‑export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control Laws.

14.13Amendments.  Any amendment of this Agreement shall not be binding on the Parties unless set out in writing, expressed to amend this Agreement, and signed by authorized representatives of each of the Parties.

14.14Interpretation.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or).  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any applicable Laws herein will be construed as referring to such Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person will be construed to include the person’s successors and permitted assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto relating to such terms except as such Party may determine in such Party’s sole discretion, (vi) all references herein to Sections or Exhibits will be construed to refer to Sections and Exhibits to this Agreement, (vii) the word “days” means calendar days unless otherwise specified,

‑36‑

(viii) except as otherwise expressly provided herein all references to “$” or “dollars” refer to the lawful money of the U.S., and (ix) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.  The language in this Agreement is to be construed in all cases according to its fair meaning.

[Signature page follows]

‑37‑

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers.

Seres therapeutics, inc.

By:/s/ Eric Shaff
(Signature)

Name:Eric Shaff

Title:President, CEO

Date:2/27/19

MEDIMMUNE, LLC

By:[***]
(Signature)

Name:[***]

Title:[***]

Date:11 March 2019

Exhibit A

Research Plan

Omitted pursuant to Regulation S-K, Item 601(a)(5)